Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Supernus Pharmaceuticals, Inc.
9715 Key West Avenue
Rockville, MD 20850
Tel (301) 838-2500
Fax (301) [**]

September 30, 2020

James P. Kelly, CFA
[**]
[**]

Dear Jim,

On behalf of Supernus Pharmaceuticals, Inc. ("the Company"), I am pleased to offer you the position of Executive Vice President & Chief Financial Officer reporting to Jack A. Khattar, President & CEO. This position will be based at the Company’s headquarters in Rockville, MD. We look forward to having you join Supernus Pharmaceuticals, Inc. on a mutually agreed upon date on or about October 12, 2020 (“Start Date”). The terms of your employment that are subject to final approval by the company’s Compensation Committee are as follows:

Position and Duties:

Compensation: Your base compensation will be $460,000.00 annually (“Base Salary”), paid in accordance with the Company’s regular payroll schedule, which is presently twice per month. Your Base Salary will be subject to review for potential increase on an annual basis.

Bonus Plan: You will be eligible to participate in the Company Bonus Plan. Based on your job level, and contingent upon both employee and company performance, you will be eligible for an annual target bonus of 45% of your annual salary (“Annual Bonus”). Any Annual Bonus will be paid within the period the Company typically processes such annual bonus.

Benefits: Provided you remain employed in full-time regular status, you will be eligible for participation in the Company employee benefit plans, which include group medical, dental, short and long-term disability, life insurance, and flexible spending. You will be automatically enrolled in the Supernus Pharmaceuticals, Inc. 401(k) Profit Sharing Plan at an initial deferral rate of five percent (5%). You will have the opportunity to update this deferral rate at any time.

In addition, you will be eligible to accrue up to five (5) weeks (25 days) of vacation annually, prorated for the first year. You will also accrue one (1) floating holiday for calendar year 2020 and two (2) floating holidays per year, thereafter. You will be eligible to accrue up to ten (10)
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days of sick leave per year (prorated for the first year), which will have a rolling accumulation of up to 180 days of sick leave throughout your career at Supernus.

Equity: On the Start Date, the Company shall grant you the option to purchase 135,000 shares of the Company’s Common Stock (“Option”). The per-share exercise price of the Option shall be equal to the fair market value of one share of the Company’s Common Stock on the date of grant. The maximum term of the Option shall be ten (10) years, subject to earlier expiration in the event of termination of the Executive’s service with the Company. The grant of the Option shall be subject to the terms and conditions set forth in the Supernus Inc. 2012 Equity Incentive Plan and in the Company’s standard form of Stock Option Agreement. The Option will become exercisable with respect to 25% of the shares on the first anniversary of the Start Date and with respect to the remaining 75% of the shares in equal annual installments over the next three (3) years of continuous service thereafter.

Employment at Will: Since continued employment is based upon mutual satisfaction and reward, this offer should not be construed as a contract for any fixed period. Rather, you will be employed in an “at will” status, which means that you or the Company may terminate your employment at any time for any reason, with or without notice.

Terms and Understandings:  Not withstanding anything in this letter to the contrary, this offer of employment is contingent upon, a satisfactory completion of your background check and criminal history report must be completed.  Your acceptance below indicates that you will review and comply with Company rules and regulations, particularly those relating to safety and confidentiality.  As a condition of employment, you will be required to complete an Employee Proprietary Information and Invention Agreement with the Company (additional attached electronic document), which prohibits any employee from accepting other consulting work or other outside work that the Company feels is in a conflict of interest to the work performed at Supernus.

Effective on your Start Date, the Company and you will enter into: (i) the Executive Retention Agreement attached as Exhibit A and (ii) the Indemnity Agreement attached as Exhibit B.
Acceptance:  Please electronically sign this offer letter to indicate your acceptance and agreement with the terms of employment.  Return the executed copy back to the Company within 3 business days after receipt and retain the electronic copy for your records.

We look forward to having you join Supernus Pharmaceuticals, Inc. Please contact me at 301-838-[**] or by email at [**] with any questions.

Sincerely,

/s/ Julie M. Clifford, SHRM-SCP
Executive Director, Human Resources

NOTE: Please bring two forms of Identification with you on your first day of employment
(i.e., Driver’s License and Social Security Card or Birth Certificate) or a valid US Passport.
For a full listing of acceptable documentation, please visit http://www.uscis.gov/i-9.
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I have read and agree with the terms of employment as set forth above.

__/s/ James P. Kelly__________________________    __9-30-2020_____________
    James P. Kelly                      Date

NOTE: Please bring two forms of Identification with you on your first day of employment
(i.e., Driver’s License and Social Security Card or Birth Certificate) or a valid US Passport.
For a full listing of acceptable documentation, please visit http://www.uscis.gov/i-9.
[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED